Exhibit 4.8

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is entered into by and among the following parties in Beijing, China on [Execution Date]:

(1) Party A: Shanghai Qiyue Information & Technology Co., Ltd

Unified Social Credit Code: 91310000MA1K1E3BX9

Address: Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

(2) Party B: [Name of Shareholder of VIE]

Unified Social Credit Code: [Unified Social Credit Code]

Address: [Address of Shareholder of VIE]

(3) Party C: [Name of VIE]

Unified Social Credit Code: [Unified Social Credit Code]

Address: [Address of VIE]

Party A, Party B and Party C are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

WHEREAS:

1.	Party A is a wholly foreign-owned enterprise duly established and validly existing under the laws of China.

2.	Party C is a limited liability company duly established and validly existing under the laws of China, and Party B is a registered shareholder of Party C and holds 100% equity of Party C.

3.	Party B agrees to grant Party A, and Party A agrees to accept, an exclusive option to purchase all or part of equity held by Party B in Party C in accordance with the provisions of this Agreement.

4.	Party C agrees to grant Party A, and Party A agrees to accept, an exclusive option to purchase all or part of assets of Party C in accordance with the provisions of this Agreement.

5.	Party A, Party B and Party C intends to enter into this Agreement on Party B’s and Party C’s granting of the exclusive options to Party A.

THEREFORE, the Parties hereby reach an agreement as follows through mutual consultation:

1.	Equity/Assets Purchase Options

1.1	Grant of Options

Party B hereby irrevocably and unconditionally grants to Party A an exclusive option to purchase, either by Party A itself or by its Designated Person (including the direct or indirect overseas parent company of Party A or any subsidiary directly or indirectly controlled by Party A, hereinafter the “Designated Person”), all or part of the equity held by Party B in Party C through one transactions or several transactions at any time during the term of this Agreement, at the price specified in Article 1.3 hereof and according to the exercise procedures determined by Party A under Article 1.2 hereof, to the extent permitted by the Chinese laws (including any laws, regulations, rules, notices or other legally binding documents issued by any central or local legislative, administrative or judicial authority in Chinese Mainland before or after the signing of this Agreement, collectively "Chinese Laws") (the option is hereinafter referred to as “Equity Purchase

Option”). Party C hereby irrevocably and unconditionally grants to Party A an exclusive option to purchase, either by Party A itself or by its Designated Person, all or part of the assets of Party C through one transactions or several transactions at any time during the term of this Agreement, at the price specified in Article 1.3 hereof and according to the exercise procedures determined by Party A under Article 1.2 hereof, to the extent permitted by the Chinese Laws (the option is hereinafter referred to as “Assets Purchase Option”, which, together with the Equity Purchase Option, are hereinafter referred to as the “Options”). Except for Party A and the Designated Person, no third party shall have the Options or enjoy other rights related to the equity held by Party B in Party C and Party C’s assets. Party C hereby agrees that Party B grants the Equity Purchase Option to Party A, and Party B hereby agrees that Party C grants the Asset Purchase Option to Party A. The “Person” mentioned in this Paragraph and this Agreement shall refer to any individual, company, joint venture, partnership, trust or unincorporated organization, and the “Assets” mentioned in this Article include both tangible assets and intangible assets.

1.2	Exercise Procedures

Subject to the provisions of Chinese Laws, Party A may exercise the Options in accordance with Article 1.1 by sending Party B and/or Party C a written notice (the “Equity Purchase Notice” or “Assets Purchase Notice”) which should specify the following matters: (a) Party A's decision on exercising the Options; (b) the equity to be purchased by Party A and/or its Designated Person from Party B (the “Purchased Equity”) and/or the assets to be purchased by Party A and/or the Designated Person from Party C (the “Purchased Assets”); and (c) the date of the proposed purchase /transfer of the Purchased Equity and/or Purchased Assets. After receiving the Equity Purchase Notice and/or Assets Purchase Notice, Party B and/or Party C shall transfer the Purchased Equity and/or Purchased Assets to Party A and/or its Designated Person in accordance with the notice(s) in the manner set forth in Article 1.4 hereof.

1.3	Purchase Price and Its Payment

When Party A decides to exercise the Options according to the provisions of this Agreement, the purchase price of the Purchased Equity and/or the Purchased Assets (the “Purchase Price”) shall be zero or nominal price, or the lowest price permitted by relevant government authorities or Chinese Laws. Nevertheless, in any case, Party B and Party C hereby, jointly and severally, irrevocably undertakes that, to the extent permitted by the Chinese Laws at that time, any such price paid by Party A to Party B and/or Party C shall be returned by Party B and/or Party C to Party A or its Designated Person within seven (7) days. If such return is not permitted by the Chinese Laws at that time, Party B and Party C undertake to take custody of such funds for the benefit of Party A, and cooperate with Party A to execute a funds custody Agreement or any other legal documents. After withholding and paying necessary tax in accordance with Chinese Laws, the Purchase Price shall be paid by Party A to the account designated by Party B and/or Party C within seven (7) days from the date of the formal transfer of the Purchased Equity and/or the Purchased Assets to Party A.

1.4	Transfer of the Purchased Equity and/or the Purchased Assets

Each time when Party A exercises the Options:

1.4.1

Party B shall cause Party C to convene a shareholders' meeting in a timely manner, at which a resolution approving the transfer of the Purchased Equity and/or the Purchased Assets by Party B and/or Party C to Party A and/or its Designated Person shall be passed, and Party B shall vote in favor of the relevant proposal at such shareholders' meeting;

1.4.2

Party B and/or Party C shall execute an equity transfer contract and/or assets transfer contract and other legal documents with Party A and/or its Designated Person (where applicable) for each transfer in accordance with the provisions of this Agreement and the Equity Purchase Notice and/or the Assets Purchase Notice;

1.4.3

The Parties concerned shall execute all other contracts, agreements or documents (including but not limited to the Amendment to the Articles of Association of Party C), obtain all internal approvals, authorizations, government approvals, qualification certificates, consents and licenses, and take all actions, all as necessary to transfer the ownership of the Purchased Equity and/or the Purchased Assets, free from any Security Interest, to Party A and/or its Designated Person and cause Party A and/or its Designated Person to become the registered owner of the Purchased Equity (subject to the completion of the commercial registration) or the owner of the Purchased Assets. For the purposes of this paragraph and this Agreement, “Security Interest” includes mortgage, pledge, lien, third parties rights or interests, any share option, right of acquisition, right of first refusal, right of set-off, retention of title or other security arrangements, but, for the avoidance of doubt, it does not include any security interest arising under this Agreement and the Equity Interest Pledge Agreement. The “Equity Interest Pledge Agreement” mentioned in this paragraph and this Agreement refers to the Equity Interest Pledge Agreement executed by the Parties on the date of this Agreement. By virtue of the Equity Interest Pledge Agreement, Party B pledges all of Party C’s equity held by it to Party A, in order to guarantee Party C’s performance of its obligations under this Agreement, the Exclusive Business Cooperation Agreement (the “Business Cooperation Agreement”) concluded between Party C and Party A on the date of this Agreement, the Voting Proxy Agreement concluded by the Parties on the date of this Agreement, the Power of Attorney issued by Party B on the date of this Agreement.

2.	Undertakings

2.1	Undertakings of Party B or Party C

Party B, as a shareholder of Party C, and Party C hereby jointly and severally undertake that:

2.1.1

Without prior written consent of Party A, Party C’s articles of association or internal rules will not be supplemented, changed or amended in any form, Party C’s registered capital will not be increased or reduced, Party C’s capital structure will not be otherwise changed, and no action will be taken that will result in Party C’s division, dissolution or change in the corporate form. Party B undertakes and ensures that, if Party B increases its capital contribution to Party C and subscribes for Party C’s equity with prior written consent of Party A, Party A will have the right to purchase the equity corresponding to such increased capital contribution;

2.1.2

Party C’s existence will be maintained in accordance with good financial and commercial standards and practices, Party C's business and affairs will be operated and handled prudently and effectively, and Party C will be caused to perform its obligations under the Business Cooperation Agreement and to obtain or hold all necessary qualification certificates, licenses and filing documents;

2.1.3	Without prior written consent of Party A, no legitimate rights and interests of Party C's assets (including tangible or intangible assets), business or income will be sold, transferred, mortgaged or otherwise disposed of at any time, and no Security Interest will be permitted to be created on any of the foregoing since the date of this Agreement;

2.1.4

Without prior written consent of Party A, Party C will not be dissolved or liquidated, unless it is so required by Chinese Laws. Party B irrevocably undertakes that, in case a legal liquidation set forth in Article 3.6 hereof occurs and to the extent permitted by Chinese Laws at that time, it will fully pay or caused to be paid to Party A or its Designated Person any remaining value collected by it on a non two-way payment basis, and Party A or its Designated Person will obtain the residual value free of charge or at the lowest price permitted by the Chinese Laws at that time. If such payment is not permitted by Chinese Laws, Party B undertakes to take custody of such payment for the benefit of Party A and cooperate with Party A to execute a funds custody agreement or any other legal documents;

2.1.5

Without prior written consent of Party A, Party C shall not incur, inherit, guarantee or assume any debt, except for (i) the debts incurred in the ordinary course of business rather than payables incurred by a loan; and (ii) the debts that have been disclosed to and consented to Party A in writing;

2.1.6

Party C’s business activities will be carried out in the ordinary course of business to maintain the value of Party C’s assets, and no act/omission will be performed that may adversely affect Party C's business status and asset value. In addition, Party A's board of directors will have the right to supervise Party C's assets and evaluate whether Party A has control over Party C's assets. If Party A's board of directors believes that Party C's business activities affect the value of Party C's assets, or affect Party A's control over Party C's assets, Party A will have the right to hire a legal counsel or any other professional to handle such issues;

2.1.7

Without prior written consent of Party A, Party C will not be caused to execute any major contract, except for the contracts executed in the ordinary course of business and the contracts executed between Party C and the direct or indirect overseas parent company of Party A or any subsidiary directly or indirectly controlled by Party A. For the purpose of this paragraph, a contract with the value of more than RMB 1 million shall be deemed as a “major contract”;

2.1.8

Without prior written consent of Party A, Party C will not be caused to provide any person with any loan, financial assistance or any form of guarantee such as or mortgage, pledge, and no third party will be permitted to create any form of guarantee such as mortgage or pledge on Party C’s assets or equity, except for contracts executed in the ordinary course of business;

2.1.9	Within 10 days after the end of each quarter or at the request of Party A, and at any other time, Party A will be provided with all information about Party C's operation and financial status;

2.1.10

Party C will purchase and maintain insurance related to Party C's assets and business from an insurance company approved by Party A. The amount and type of insurance will be the same as or have the same effect as that normally insured by companies operating similar businesses and owning similar properties or assets in China;

2.1.11

Without prior written consent of Party A, Party C will not be caused or permitted to conduct any merger, partnership, joint venture or association with any person, or acquisition of or investment in any person;

2.1.12

Party A will be immediately notified of any litigation, arbitration or administrative proceedings that have occurred or may occur concerning the assets, business or income of Party C, and all necessary measures will be taken at the reasonable request of Party A, and no settlement will be reached with respect to such proceedings unless Party A gives prior written consent;

2.1.13

To maintain the ownership by Party C of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.14

Without prior written consent of Party A, Party C will not distribute dividends to its shareholders in any form. Nevertheless, at the written request of Party A, Party C will immediately distribute all distributable profits to its shareholders, and require and cause all shareholders to comply with the provisions of Article 2.2.6 hereof;

2.1.15

At the request of Party A, it will appoint the person designated by Party A as a director, supervisor and/or senior officer of Party C, and/or remove any current director, supervisor and/or senior officer of Party C, and perform all procedures of resolutions and filing in connection therewith. Party A will have the right to require Party B and Party C to replace the said persons;

2.1.16

In case any shareholder of Party C or Party C fails to perform its tax obligations under the applicable Chinese Laws, which hinders Party A's exercise of the Options, Party A will have the right to require Party C or such shareholder to perform the tax obligations, or require Party C or such shareholder to pay the tax to Party A and Party A will pay the tax to the tax authority on their behalf; and

2.1.17	With respect to the undertakings of Party C under this Article 2.1, Party B and Party C will cause Party C's subsidiaries to abide by such undertakings as appropriate.

2.2	Further Undertakings of Party B

Party B hereby irrevocably undertakes that:

2.2.1

Without prior written consent of Party A, Party B will not sell, transfer, pledge or otherwise dispose of any legal or beneficial interest in the equity of Party C held by it, or permit the creation of any security interest or other Security Interests on such equity, except for the pledge created on such equity under the Equity Interest Pledge Agreement;

2.2.2	Party B will not engage in any business activities or have any other behavior that may adversely affect Party C’s reputation;

2.2.3

Party B will take all measures to ensure the legality and validity of all qualification certificates related to Party C’s primary business, and renew them upon expiration in a timely manner according to law;

2.2.4

Party B will not execute any document or make any commitment that has a conflict of interest with any agreement or other legal documents that is executed and being performed by Party C or Party A and its Designated Person. Party B will not cause any conflict of interest between Party B and Party A and its shareholders by any act or omission. If such conflict of interest arises (Party A shall have the right to unilaterally decide whether such conflict of interest arises), Party B will take measures to eliminate it as soon as possible with the consent of Party A or its Designated Person. If Party B refuses to take measures to eliminate the conflict of interest, Party A will have the right to exercise the Options hereunder;

2.2.5

Without prior written consent of Party A, Party B will not directly or indirectly participate in or engage in any business that is or may be competitive with the business of Party A and Party C and its controlled subsidiaries, or hold any interest in or hold any asset of any entity that engages in the business that is or may be competitive with the business of Party C and its controlled subsidiaries (unless the interest it holds in such entity is no more than 5% interests). Party A shall have the right to finally determine whether Party B falls or may fall under any of the above circumstances;

2.2.6

Party B will not require Party C to make dividends or other forms of profit distribution on the equity of Party C held by it, and will not put forward a proposal related to it to the shareholders’ meeting, or vote in favor of such resolutions of the shareholders’ meeting. In any case, if Party B receives any income, profit distribution or dividend from Party C, Party B will waive its right to receive such income, profit distribution or dividend to the extent permitted by Chinese Laws, and immediately pay or transfer to Party A or its Designated Person after receiving such income, profit distribution or dividend;

2.2.7

Party B will cause the shareholders' meeting and/or the board of directors of Party C not to approve the sale, transfer, mortgage or other disposal of any legal or beneficial interest in the equity of Party C held by it or to permit the creation of any security interest or other Security Interest on such equity without prior written consent of Party A, except for the pledge created such equity under the Equity Interest Pledge Agreement;

2.2.8

Party B will cause the shareholders’ meeting and/or the board of directors of Party C not to approve Party C’s merger, partnership, joint venture or association with any person, or Party C’s acquisition of or investment in any person, or Party C’s division, amendment of its articles of association, change of its registered capital or corporate form without prior written consent of Party A;

2.2.9

Party B will immediately notify Party A of any litigation, arbitration or administrative proceedings that have occurred or may occur concerning the equity of Party C held by it and take all necessary measures at the reasonable request of Party A, and it will not reach a settlement with respect to such proceedings unless it obtains prior written consent from Party A;

2.2.10

Party B will cause the shareholders' meeting and/or the board of directors of Party C to vote in favor of the transfer of the Purchased Equity and/or the Purchased Assets specified herein and take any and all other actions that may be required by Party A;

2.2.11

At the request of Party A at any time, Party B and/or Party C will immediately and unconditionally transfer the equity of Party C held by it and/or the assets of Party C to Party A or the Designated Person in accordance with the Options hereunder, and Party B hereby waives its right of first refusal (if any) over the equity transferred by other shareholders of Party C;

2.2.12	Party B will strictly abide by the provisions of this Agreement and any other contracts executed by Party B with Party C and/or Party A (including but not limited to the Equity Interest Pledge Agreement and the Business Cooperation Agreement) and perform its obligations hereunder and thereunder, and will not perform any act/omission that will affect their effectiveness and enforceability. If Party B enjoys any residual rights over the equity under this Agreement, or the Equity Interest Pledge Agreement, or any Power of Attorney delegating right to Party A and/or its Designated Person, Party B will not exercise such rights unless it is instructed to do so by Party A in writing;

2.2.13

If, prior to the dissolution of Party C, Party A (or its Designated Person) has already paid the equity purchase price to Party B, but relevant procedures for the and commercial registration of change have not been completed, Party B will, on or after the dissolution of Party C, promptly and fully deliver the remaining property that it receives due to the ownership of the equity of Party C to Party A (or its Designated Person) for free. In such case, Party B will not claim any rights on the distribution of the remaining property (unless it is instructed to do so by Party A);

2.2.14	Party A will timely perform its tax obligations under applicable Chinese Laws to ensure that Party A can effectively exercise the Options;

2.2.15	Party B agrees to execute an irrevocable Power of Attorney delegating all of its rights as a shareholder of Party C to Party A (or its Designated Person); and

2.2.16	Party B will ensure that Party C validly exists and will not be terminated, liquidated or dissolved.

3.	Representations and Warranties

Party B and Party C hereby jointly and severally represent and warrant to Party A on the date of this Agreement and on each date of transferring the Purchased Equity and Purchased Assets that:

3.1

It has the right and power to authorize the execution and delivery of this Agreement and any transfer contract to which it is a party with respect to the Purchased Equity and/or Purchased Assets to be transferred hereunder (each a “Transfer Contract”), and to perform its obligations under this Agreement and any Transfer Contract. Party B and Party C agree to execute a Transfer Contract consistent with the terms of this Agreement when Party A exercises the Options. This Agreement and the Transfer Contract to which it is a party shall, upon execution, constitute or will constitute legal, valid and binding obligations on it and shall be enforceable against it in accordance with its terms;

3.2

Neither the execution and delivery of this Agreement or any Transfer Contract nor the obligations under this Agreement or any Transfer Contract cause and will not cause: (i) a violation of any applicable Chinese Laws; (ii) a conflict with Party C's articles of association, internal rules or other organizational documents; (iii) a breach of any contract or instrument to which it is a party or by which it is bound; (iv) a violation of any condition precedent to the grant and/or renewal of any license or permit issued to any Party; or (v) the suspension or revocation of, or the imposition of additional conditions on, any license or permit issued to any Party;

3.3	Party B legally owns the equity of Party C held by it. Except for the Equity Interest Pledge Agreement, Party B does not create any Security Interest or other encumbrances on such equity;

3.4	Party C legally owns all of its assets and does not create any Security Interest or other encumbrances on such assets;

3.5

Party C has no outstanding debts, except for (i) the debts arising in the ordinary course of business rather than through loans; and (ii) the debts already disclosed to Party A and agreed by Party A in writing;

3.6

If Party C is dissolved or liquidated as required by Chinese Laws, (i) to the extent permitted by Chinese Laws, Party B shall form a liquidation team within fifteen (15) days from the date of the cause of dissolution, and authorize the person or entity recommended by Party A to lead the liquidation and manage Party C's property; (ii) no matter whether or not the provisions of Item (i) have been implemented, Party C shall, to the extent permitted by Chinese Laws, sell all of its assets to Party A or any other qualified entity designated by Party A at the lowest price permitted by Chinese Laws within the scope permitted by Chinese Laws. Party C shall exempt Party A or its designated entity from any payment obligations arising therefrom to the extent permitted by the applicable Chinese Laws, and any income generated from such transactions shall be paid to Party A or its designated entity as part of the service fee under the Business Cooperation Agreement to the extent permitted by the applicable Chinese Laws;

3.7	Party C shall comply with all Chinese Laws applicable to the acquisition of equity or assets;

3.8

Except for those expressly disclosed to Party A in writing, there are no pending or threatened litigation, arbitration or administrative proceedings related to the equity of Party C held by Party B, Party C's assets or Party C;

3.9

In the event of bankruptcy, dissolution or liquidation of Party B or any other circumstance that may affect Party B's exercise of right over the equity of Party C held by it, the shareholder who hold the equity of Party C at that time or its assignee will be deemed as a party to this Agreement to succeed and assume all rights and obligations of Party B hereunder, and transfer the equity held by it to Party A or its Designated Person in accordance with this Agreement and the applicable laws;

3.10

Party B has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors to make and execute, all arrangements and documents appropriate and necessary to ensure that, in the event of a merger, division, dissolution, liquidation or cancellation of Party B and/or any other circumstance that may affect Party B's exercise of right over the equity held by it, its successor, liquidation team, creditors and other persons who may therefore acquire the equity of Party C or related rights will not affect or hinder the performance of this Agreement. Party B warrants to Party A that it has made and executed, and has caused its shareholders (including indirect shareholders and actual equity holders) and directors to make and execute, all arrangements and documents appropriate and necessary to ensure Party B’s valid existence and Party B’s performance of this Agreement;

3.11

Party B shall obtain prior written consent of Party A in case of any change in Party B’s controlling shareholder or actual controller, and Party A shall not unreasonably withhold such consent if (a) both the changed controlling shareholder or actual controller agree and undertake to cause Party B to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement;

3.12

Party B shall obtain prior consent of Party A in case of Party B’s merger, division, dissolution, liquidation, application for bankruptcy or cancellation, and Party A shall not unreasonably withhold such consent if (a) Party B's successor agrees and undertakes to continue to perform this Agreement in writing, and (b) such change will not cause this Agreement go against the current Chinese Laws or cause other adverse effects on this Agreement.

4.	Effective Date

This Agreement shall take effect as of the date of signing by the Parties and shall remain valid until the date on which all the Purchased Equity held by Party B and/or the Purchased Assets are transferred to Party A and/or its Designated Person (subject to the date of completion of the commercial registration of change) and Party A and its subsidiaries and branches can lawfully engage in the business of Party C. Notwithstanding the foregoing, Party A shall have the right to terminate this Agreement immediately by sending a written notice to Party B and Party C at any time without assuming any liability for breach to the other Parties, while Party B and Party C shall have no right to unilaterally terminate this Agreement unless otherwise stipulated by Chinese Laws.

5.	Liability for Breach

5.1

Unless otherwise specified elsewhere in this Agreement, if any Party (the “Breaching Party”) fails to perform its obligations hereunder or otherwise breaches this Agreement, each other Party (the “Non-Breaching Party”) may: (a) send a written notice to the Breaching Party, stating the nature and scope of the breach and requiring the Breaching Party to remedy the breach at its own expense within a reasonable period specified in the notice (the “Remedy Period”). If the Breaching Party fails to remedy the breach within the Remedy Period, the Non-Breaching Party shall have the right to require the Breaching Party to bear all liabilities arising from its breach and compensate all actual economic losses caused to the Non-Breaching Party due to its breach, including but not limited to attorney's fees, litigation or arbitration costs arising from litigation or arbitration procedures related to such breach. In addition, the Non-Breaching Party shall also have the right to require the Breaching Party to enforce this Agreement, or apply to relevant arbitration institution or court to order the specific performance and/or enforcement of the provisions hereof; (b) terminate this Agreement and require the Breaching Party to bear all liabilities arising from its breach and make full compensation for damages due to its breach; or (c) convert the pledged equity into money, or auction or sell off the pledged equity according to the provisions of the Equity Interest Pledge Agreement, and take precedence over others to be compensated from the price of the conversion, auction or sale, and require the Breaching Party to bear all losses caused thereby. The Non-Breaching Party's exercise of the said relief shall not affect its exercise of any other relief in accordance with the provisions of this Agreement and laws.

5.2

Each Party agrees and acknowledges that, if Party B or Party C is the Breaching Party, Party A shall have the right to unilaterally terminate this Agreement immediately and require the Breaching Party to make full compensation for damages unless otherwise stipulated by Chinese Laws; if Party A is the Breaching Party, Party B and Party C shall exempt Party A from the obligation of compensation for damages, and under no circumstance shall Party B and Party C have the right to terminate or rescind this Agreement unless otherwise stipulated by law.

6.	Governing Law and Dispute Resolution

6.1	Governing Law

The execution, effectiveness, interpretation, performance, modification and termination of this Agreement and the dispute resolution hereunder shall be governed by the laws of China.

6.2	Dispute Resolution

Any and all disputes arising from the interpretation and performance of this Agreement shall be first resolved by the Parties through friendly negotiation. If no agreement can be reached within thirty (30) days after any Party requests the other Parties to resolve the dispute through negotiation, any Party may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its current arbitration rules. The arbitration shall be conducted in Beijing and the language of arbitration shall be Chinese. The arbitral award shall be final and binding upon all Parties. The arbitration tribunal may decide to use Party C’s equity interests, assets or property interests to compensate Party A for its losses caused by any other Parties’ breach of contract, or award compulsory relief in respect of relevant business or mandatory asset transfer, or order Party C to go bankrupt and liquidate. After the arbitral award comes into force, any Party shall have the right to apply to the courts with jurisdiction for enforcement of the arbitral award. If necessary, the arbitration institution shall have the right to order that the Breaching Party should immediately stop the breach of contract or that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A before making a final decision on the dispute between the Parties. The courts of Mainland China, Hong Kong, the Cayman Islands or other courts with jurisdiction (including the courts of the place where Party C is registered, the courts of the place where Party C’s or Party A's main assets are located) shall also have the right to grant or enforce the award of the arbitration tribunal, or award or enforce temporary relief for Party C's equity interests or property interests, or make a ruling or judgment to grant temporary relief to the Party who initiated the arbitration pending the formation of the arbitration tribunal or under other appropriate circumstances, such as ruling or judgment that the Breaching Party should immediately stop the breach or ruling that the Breaching Party should not conduct any act that may lead to further expansion of the losses suffered by Party A.

6.3

In case of any dispute arising from the interpretation and performance of this Agreement or any dispute being arbitrated, the Parties shall continue to exercise their respective rights and perform their respective obligations hereunder except for the matters in dispute.

6.4

If, at any time after the date of this Agreement, any Chinese Law is promulgated or there is any change in any existing Chinese Law or change in the interpretation or application of any existing Chinese Law, (a) and if such newly promulgated or changed law is more favorable to Party A compared with the Chinese Laws in effect on the date of this Agreement (while other Parties are not seriously affected), the Parties shall apply for to obtain the benefits caused by such change or new promulgation of laws in a timely manner and use their best efforts to obtain the approval of the application; or (b) if Party A's economic interests hereunder are directly or indirectly adversely affected by such change or new promulgation of laws, this Agreement shall continue to be performed in accordance with its original provisions and the Parties shall use all legal means to obtain exemption from compliance with the changed or newly promulgated laws, both to the extent permitted by Chinese Laws. If the adverse effect on Party A's economic interests cannot be resolved in accordance with the provisions of this Agreement, the Parties shall timely consult with each other to make all necessary amendments to this Agreement to maintain Party A's economic interests hereunder.

7.	Taxes and Fees

Each Party shall, in accordance with the Chinese Laws, pay any and all transfer and registration taxes, costs and fees incurred by or imposed on it in connection with its preparation and execution of this Agreement and the Transfer Contract and its completion of the transactions contemplated hereunder and thereunder.

8.	Notice

8.1

Any and all notices and other communications required or permitted to be sent hereunder shall be served to the address, fax number and e-mail address of the notified Party set forth in Annex I hereto by hand, prepaid registered mail, express service, fax or e-mail.

For each notice, a copy thereof shall be sent by email for confirmation purpose. A notice shall be deemed to be validly served:

8.1.1	on the date when it is received or rejected at the designated mailing address if it is sent by hand, express service, or prepaid registered mail;

8.1.2	on the date of successful transmission (as evidenced by the fax receipt generated by the fax machine) if it is sent by fax; or

8.1.3	on the date of successful sending if it is sent by email.

8.2	Any Party may change its mailing address, fax number and/or e-mail address of notice at any time by sending a notice to the other Parties in accordance with the provisions of this Article.

9.	Confidentiality

The Parties acknowledge that all oral or written information exchanged by them hereunder is confidential (“Confidential Information”). Party B and Party C shall keep the Confidential Information in strictly confidential, and shall not disclose it to any third party without prior written consent of Party A, other than the information: (a) that is already known to the public (other than through unauthorized disclosure by the receiving Party); (b) that is required to be disclosed by applicable laws or the rules or regulations of any stock exchange; or (c) that is required to be disclosed by Party B or Party C to its legal or financial advisor for the transactions contemplated hereunder, provided that such legal or financial advisor should also assume the obligations of confidentiality similar to those specified in this Article. If any employee of or any entity engaged by Party B or Party C discloses the Confidential Information in violation of this Agreement, Party B or Party C shall be held liable as if such disclosure is made by Party B or Party C itself. This Article 9 shall remain in force no matter this Agreement is invalid or terminated for any reason.

10. Further Assurance

Each Party agrees to execute such further documents and take such further actions as reasonably necessary for or beneficial to the performance of the provisions of this Agreement and the realization of the purpose of this Agreement in a timely manner.

11.Force Majeure

11.1

“Force Majeure” refers to any unforeseeable, unavoidable and insurmountable event which makes any Party unable to perform all or any part of its obligations hereunder, including but not limited to earthquakes, typhoons, floods, wars, strikes, riots, government actions, legal provisions or changes in the application thereof.

11.2

If a Force Majeure event occurs which affects any Party’s performance of any of its obligations hereunder, such performance shall be automatically suspended during the period of delay caused by the Force Majeure, and the performance period shall be automatically extended for a period equal to the suspended period, and the affected Party will not be subject to punishment or liability for such suspension and extension. In case of Force Majeure, the Parties shall immediately consult with each other to seek a just solution and make every reasonable effort to minimize the impact of Force Majeure.

12.	Miscellaneous

12.1	Amendment, Modification and Supplement

Any matter not mentioned herein shall be determined by the Parties through mutual consultation. No amendment, modification and supplement to this Agreement shall take effect unless it is made by the Parties through a written agreement. The amendment or supplementary agreement to this Agreement and its annexes duly executed by the Parties shall constitute an integral part of this Agreement and have the same legal effect as this Agreement.

If the U.S. Securities and Exchange Commission (“SEC”), the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities propose any modification to this Agreement, or any modification to this Agreement is required by the rules or relevant requirements of the SEC and the SEHK, the Parties shall modify this Agreement accordingly.

12.2	Entire Agreement

Except for the written amendments, supplements or modification made after the signing of this Agreement, this Agreement shall constitute the entire agreement and shall replace all prior oral and written negotiations, statements and contracts reached by the Parties on the subject matter hereof.

12.3	Headings

The headings of this Agreement are inserted for convenience only and shall not be used to interpret, explain, or otherwise affect the meaning of, the provisions of this Agreement.

12.4	Counterpart

This Agreement is made in three (3) copies, with each Party holding one (1) of them which shall have the same legal effect.

12.5	Severability

If any one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect according to any law or regulation, the validity, legality or enforceability of the other provisions shall not be affected or impaired in any respect. The Parties shall negotiate with each other in good faith to replace such invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions with the economic effects as similar as those of such invalid, illegal or unenforceable provisions to the maximum extent permitted by law and expected by the Parties.

12.6	Successor

This Agreement shall be binding and inure to the benefit of the Parties hereto and their respective successors and permitted assignees.

12.7	Survival

12.7.1	Any obligations arising from this Agreement before the termination of this Agreement shall continue to be valid after the termination of this Agreement.

12.7.2	The provisions of Articles 6, 8, 9, 12.7 and 12.8 shall survive the termination of this Agreement.

12.8	Waiver

Any Party may waive its rights hereunder, but such waiver by Party B and Party C must be made in writing and signed by Party A. A Party’s waiver of the default of any other

Party under a certain circumstance shall not be deemed as a waiver of similar default under any other circumstance.

12.9	Assignment

Without prior written consent of Party A, Party C and/or Party B shall not assign any of its rights and/or obligations hereunder to any third party. Party C and Party B hereby agree that Party A shall have the right to assign any of its rights and/or obligations hereunder to a third party after notifying Party C and Party B in writing, and Party B and Party C shall execute a supplementary agreement or an agreement substantially the same as this Agreement with the assignee.

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(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Option Agreement to be executed on the date and at the place first above written.

Party A:

Shanghai Qiyue Information & Technology Co., Ltd. (Seal)

Company seal: /s/ Shanghai Qiyue Information Technology Co., Ltd.

Signature:	/s/ LIU Jinli
Authorized Representative:	LIU Jinli

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Option Agreement to be executed on the date and at the place first above written.

Party B:

[Name of Shareholder of VIE] (seal)

Company seal: /s/ [Name of Shareholder of VIE]

Signature:	/s/ [Name of the Authorized Representative of Shareholder of VIE]
Authorized Representative:	[Name of the Authorized Representative of Shareholder of VIE]

(Signature Page Only)

IN WITNESS WHEREOF, the Parties have caused this Exclusive Option Agreement to be executed on the date and at the place first above written.

Party C:

[Name of VIE] (seal)

Company seal: /s/ [Name of VIE]

Signature:	/s/ [Name of the Authorized Representative of VIE]
Authorized Representative:	[Name of the Authorized Representative of VIE]

Annex I

For the purpose of notification, the contact information of each Party is as follows:

Party A:

Shanghai Qiyue Information & Technology Co., Ltd

Address: Room 1109, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai

Tel:

Party B:

[Name of Shareholder of VIE]

Address: [Address of Shareholder of VIE]

Tel:

Party C:

[Name of VIE]

Address: [Address of VIE]

Tel:

Schedule of Material Differences

One or more persons entered into exclusive option agreement with Shanghai Qiyue Information Technology Co., Ltd. using this form. Pursuant to Instruction 2 to Item 601 of Regulation S-K, the Registrant may only file this form as an exhibit with a schedule setting forth the material details in which the executed agreements differ from this form:

No.	Name of VIE or Its Shareholder	Unified Social Credit Code of VIE or Its Shareholder	Address of VIE or Its Shareholder	Name of the Authorized Representative of VIE or Its Shareholder	Execution Date
1	Shanghai Qibutianxia Information Technology Co., Ltd	91110106796743693W	Floor 2, 3, 21 and 22, Yunling East Road No. 89, Putuo District, Shanghai	LIU Wei	June 1, 2022
2	Shanghai Qiyu Information & Technology Co., Ltd	91310230MAIJXJYF7E	Room 1118, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	SUN Mengjie	June 1, 2022
3	Beijing Zhongxin Baoxin Technology Co., Ltd	911101087916221632	No. 1003-17, F/10, Building 1, Xinxin Road No. 28, Haidian District, Beijing	LIU Wei	June 1, 2022
4	Beijing Qicaitianxia Technology Co., Ltd	91110107MA008U1E3A	Room A-2684, F/2, Building 3, Yard 30, Shixing Street, Shijingshan District, Beijing	YIN Hongguang	June 1, 2022
5	Shanghai 360 Financing Guarantee Co., Ltd	91310000MA1FL6JW6P	Room 201, Lane 800 No. 4, Tongpu Road, Putuo District, Shanghai	GUO Shijun	June 1, 2022
6	Fuzhou 360 Financing Guarantee Co., Ltd	91350100MA31UJWL4W	Management Room of Longjiang Ecological Culture Park, Yinxi Street, Fuqing, Fuzhou City, Fujian Province	LIU Xiong	June 1, 2022